EXHIBIT 23.8

Consent of Nominee for Director

of Aegean Marine Petroleum Network Inc.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Aegean Marine Petroleum Network Inc.

/s/ JOSEPH P. RODRIGUEZ
Name:	Joseph P. Rodriguez
Date:	November 17, 2005